Exhibit 99.2
Pro Forma Capitalization:
Hanmi Bank pro forma TE/TA ratio = 11.0%
Assumes public offering transaction expenses of $2.3 million and other capital raising expenses of $0.5 million. Assumes stock price as of June 17, 2011 of $1.05.
HANMI BANK
NON-GAAP FINANCIAL MEASURES (UNAUDITED)
(Dollars in Thousands)

		Pro Forma
		Adjustments
		(Public Offering of
	March 31, 2011	$75 million of	March 31, 2011
	Actual	Common Stock) (1)	Pro Forma
TANGIBLE COMMON EQUITY TO TANGIBLE ASSETS RATIO
Total Assets	$2,872,804	$60,000	$2,932,804
Less Other Intangible Assets	(303)	—	(303)

Tangible Assets	$2,872,501	$60,000	$2,932,501

Total Stockholders’ Equity	$261,639	$60,000	$321,639
Less Other Intangible Assets	(303)	—	(303)

Tangible Stockholders’ Equity	$261,336	$60,000	$321,336

Total Stockholders’ Equity to Total Assets Ratio	9.1%		11.0%
Tangible Common Equity to Tangible Assets Ratio	9.1%		11.0%

(1)	Assumes that Hanmi Financial contributed $60 million of the offering proceeds into Hanmi Bank as equity capital on March 31, 2011.

Third Party Loan Review:
Beginning in 2010, Hanmi conducted third party loan reviews on a quarterly basis utilizing four different loan review firms.
•	Most recently engaged a nationally recognized firm in Q4 2010 to perform a review of 150 loans internally graded as pass

•	The loan review firm targeted the 25 largest loans and randomly selected 125 loans in excess of $350 thousand
# of Loans Improperly Graded
Percentage of Loans Improperly Graded

Stress Test Analysis:
Hanmi has engaged a third party to perform quarterly stress tests in order to verify its internal loss analysis.
The third party utilized two distinct methodologies in its analysis performed on Hanmi’s loan portfolio as of Q1 2011:
•	Static shock which assesses overall volatility of risk by analyzing key loss drivers, such as LTV ratios

•	Dynamic shock which assesses current risk by analyzing loss trends by lending class/geography
The stress tests are performed over a 2-year(1) time horizon under two macroeconomic scenarios: base and adverse
2 Year Loss Estimates(1)(2) {$mm}

(1) 2-year time horizon includes Q2 2011 to Q1 2013.
(2) Loss estimate range of $101 mm to $207 mm based on the following weighting assigned to loss estimates under three methodologies: 10% to third party static shock scenario, 40% to Hanmi Experience Model and 50% to third party dynamic shock scenario. Loss estimates are net of recoveries.

Pro Forma Valuation:

(1) Calculated as common equity of $184.1 mm less intangibles of $2 mm. See Appendix for reconciliation of non-GAAP financial measures that follows. (2) Net proceeds of $72.2 mm is calculated using gross capital raise of $75 mm less assumed capital raise expenses of $2.8 mm. (3) Price to tangible book value assumes offering price of $1.05 per share. (4) Reflects the midpoint of the Company’s estimated range of realizable DTA from $50 million to $70 million. Such range was derived from multiple assumptions, including but not limited to the following: (i) share price at closing of offering, (ii) future federal & state NOL & NUBIL, (iii) future DTA valuation allowance at reversal, (iv) timing of reversal, (v) IRS Section 382 limitation, and (vi) U.S. Treasury long-term interest rates. The Company also considered a third party analysis valuing its realizable DTA at $69 million. Actual realization of any DTA amount is not guaranteed, and actual results may differ from the Company’s estimate. (5) Based on historical PTPP earnings for the past 8 quarters. PTPP calculated as net income before taxes + provision expense + OREO expense. See Appendix for reconciliation of non-GAAP financial measures. (6) Based on third party-provided “moderate case” stress test analysis as well as the Company’s historical loss experience model. Applied weights of 10%, 40% and 50% weights to expected losses from third party static loss scenario, Hanmi Experience model, and third party dynamic loss scenario, respectively. Estimated cumulative loan losses for the next 8 quarters (4/1/2011 — 3/31/2013). (7) Based on a reserve / loan ratio of 3.0% on the Company’s existing loan portfolio balance of $2.2 billion (per Company’s historical reserve / loan levels).

Non-GAAP Reconciliation

As of 3/31/2011
($ in millions)

Hanmi Financial Corp.	
Tangible equity	$182.0
Add: Goodwill	0.0
Add: Other intangible assets, net	2.0
Total equity	$184.1
Adjusted noninterest expense	$20.0
Add: OREO expense	0.8
Add: Amortization of intangibles	0.2
Noninterest expense	$21.1
Net interest income before provisions	26.1
Noninterest income	5.5
Operating revenue	$31.6
Adjusted efficiency ratio	63.3%
Efficiency ratio	66.6%

Hanmi Bank	3/31/2011	Pro Forma Adjustments (1)	3/31/2011 Pro Forma
Total equity	$261.6	$60.0	$321.6
Less: Other intangible assets	0.3	-	0.3
Tangible equity	$261.3	$60.0	$321.3
Total assets	$2,872.8	$60.0	$2,932.8
Less: Other intangible assets	0.3	-	0.3
Tangible assets	$2,872.5	$60.0	$2,932.5
Total equity to total assets ratio	9.1%		11.0%
Tangible equity to tangible assets ratio	9.1%		11.0%

Pre-Tax Pre-Provision Earnings

	Three Months Ended								
($ in millions)	6/30/2009	9/30/2009	12/31/2009	3/31/2010	6/30/2010	9/30/2010	12/31/2010	3/31/2011	2 Year Total
Pre-tax, pre-provision earnings	$6.6	$14.4	$14.4	$13.8	$9.9	$10.4	$11.0	$11.4	$92.0
Less: Provision for loan losses	23.9	49.5	77.0	58.0	37.5	22.0	5.0	0.0	272.9
Less: OREO expenses	1.5	3.4	0.9	5.7	1.7	2.6	0.7	0.8	17.3
Income / (loss) before income taxes	($18.8)	($38.5)	($63.4)	($49.9)	($29.3)	($14.1)	$5.3	$10.6	($198.2)

1

Non-GAAP Reconciliation 1 (1) Assumes Hanmi Financial contributes $60 million of the offering proceeds to Hanmi Bank as equity capital.
The non-GAAP measures included herein are supplemental financial information determined by a method other than in accordance with U.S. generally accepted accounting principles (“GAAP”). These non-GAAP measures are used by management in the analysis of the Company’s performance. Management believes the presentation of these financial measures provides useful supplemental information that is essential to a proper understanding of the financial results of the Company. This disclosure should not be viewed as a substitution for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.